UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. ___)*

                                 CacheFlow, Inc.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    126946102
                                 --------------
                                 (CUSIP Number)

                               December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 23 Pages

CUSIP NO. 126946102                                           PAGE 2 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   U.S. Venture Partners V, L.P. ("USVP V")
   Tax ID Number: 94-3247775
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    2,822,888 shares,  except that Presidio  Management Group V,
                    L.L.C.  ("PMG  V"),  the  general  partner of USVP V, may be deemed  to have  sole  voting  power  with  respect  to such
                    shares,  and  Federman,   Friend,   Green,  Krausz,   Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  voting  power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          2,822,888  shares, except that Presidio Management  Group V,
                    L.L.C.  ("PMG  V"),  the  general  partner of USVP V, may be deemed to have sole  dipositive  power with  respect to such
                    shares,  and   Federman,   Friend,   Green,  Krausz,  Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  dispositive  power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,822,888
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 3 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   USVP V International, L.P. ("V Int'l")
   Tax ID Number: 94-3250265
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Cayman Islands
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    156,828  shares,  except that Presidio  Management  Group V,
                    L.L.C.  ("PMG V"),  the general  partner of V Int'l,  may be deemed  to have  sole  voting  power  with  respect  to such
                    shares,  and  Federman,   Friend,   Green,  Krausz,   Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  voting  power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          156,828 shares,  except  that Presidio  Management  Group V,
                    L.L.C. ("PMG  V"),  the  general  partner of V Int'l, may be deemed to have sole  dipositive  power with  respect to such
                    shares,   and   Federman,   Friend,  Green,  Krausz,  Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be  deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   156,828
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 4 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   USVP V Entrepreneur Partners, L.P. ("EP V")
   Tax ID Number: 94-3261653
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    69,006  shares,  except  that Presidio  Management  Group V,
                    L.L.C.  ("PMG  V"),  the  general  partner  of  EP V, may be deemed  to have  sole  voting  power  with  respect  to such
                    shares,   and   Federman,   Friend,  Green,  Krausz,  Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be  deemed to  have shared voting power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          69,006  shares,  except  that Presidio  Management  Group V,
                    L.L.C.  ("PMG  V"),  the  general  partner  of  EP V, may be deemed to have sole  dipositive  power with  respect to such
                    shares,   and   Federman,   Friend,  Green,  Krausz,  Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be  deemed to have shared  dispositive power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   69,006
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 5 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   2180 Associates Fund V, L.P. ("2180 V")
   Tax ID Number: 94-3249822
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    87,824  shares,  except that  Presidio  Management  Group V,
                    L.L.C.  ("PMG  V"),  the  general  partner of 2180 V, may be deemed  to have  sole  voting  power  with  respect  to such
                    shares,  and  Federman,   Friend,   Green,  Krausz,   Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  voting  power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          87,824  shares,  except  that  Presidio  Management Group V,
                    L.L.C.  ("PMG  V"),  the  general  partner of 2180 V, may be deemed to have sole  dispositive  power with respect to such
                    shares,  and  Federman,   Friend,   Green,  Krausz,   Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  dispositive  power with respect to such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   87,824
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 6 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Presidio Management Group V, L.L.C ("PMG V")
   Tax ID Number: 94-3247774
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    3,136,546  shares,  of which  2,822,888 are shares  directly owned by USVP V,  156,828  are  shares  directly  owned by V
                    Int'l,  69,006 are shares  directly owned by EP V and 87,824 shares  directly  owned  by  2180  V.  PMG V is the  general partner  of  USVP  V, V  Int'l,  EP V and  2180 V and may be deemed  to have  sole  voting  power  with  respect  to such
                    shares,  and  Federman,   Friend,   Green,  Krausz,   Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared  voting  power with respect to such shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        See Response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          3,136,546  shares,  of which  2,822,888 are shares  directly owned by USVP V,  156,828  are  shares  directly  owned by V
                    Int'l,  69,006 are shares  directly owned by EP V and 87,824 shares  directly  owned  by  2180  V.  PMG V is the  general partner  of  USVP  V, V  Int'l,  EP V and  2180 V and may be deemed  to have  sole  voting  power  with  respect  to such
                    shares,  and  Federman,   Friend,   Green,  Krausz,   Lanza,
                    Phillips, Root and Young, the managing members of PMG V, may
                    be deemed  to have shared   managing members with respect to
                    such shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    See Response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 7 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Irwin Federman ("Federman")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Federman is a managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 8 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Marc A. Friend ("Friend")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Friend  is  a managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Friend is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                           PAGE 9 OF 23 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Jason E. Green ("Green")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Green  is  a  managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Green is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                          PAGE 10 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Steven M. Krausz ("Krausz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Krausz is  a  managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                          PAGE 11 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Lucio Lanza ("Lanza")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Lanza  is  a  managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Lanza is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                          PAGE 12 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Stuart G. Phillips ("Phillips")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    170,000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Phillips is a managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    170,000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,306,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                          PAGE 13 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Jonathan D. Root ("Root")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned  by 2180 V. Root  is  a  managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

CUSIP NO. 126946102                                          PAGE 14 OF 23 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Philip M. Young ("Young")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        3,136,546  shares,  of which 2,822,888 are  shares  directly
      EACH          owned  by  USVP V, 156,828  are  shares  directly owned by V
    REPORTING       Int'l, 69,006  are  shares directly owned by EP V and 87,824
     PERSON         are shares directly  owned by 2180 V. Young  is  a  managing
      WITH          member of PMG V, the  general partner of USVP V, V Int'l, EP
                    V and 2180 V, and may be  deemed to have shared voting power with respect to such shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER

                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    3,136,546 shares, of which 2,822,888 are shares directly owned by USVP V, 156,828 are shares directly owned by V Int'l, 69,006 are shares directly owned by EP V and 87,824 are shares directly owned by 2180 V. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,136,546
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------
                     *See Instructions Before Filling Out!

                                                             Page 15 of 23 Pages

ITEM 1(a). NAME OF ISSUER:

           CacheFlow, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           650 Almanor Avenue
           Sunnyvale, CA  94086

ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P. ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180 V"), Presidio Management Group V, L.L.C. ("PMG V"), Irwin Federman ("Federman"), Marc A. Friend ("Friend"), Jason E. Green ("Green"), Steven M. Krausz ("Krausz"), Lucio Lanza ("Lanza"), Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V Int'l, EP V and 2180
           V. Federman, Friend, Green, Krausz, Lanza, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           U.S. Venture Partners
           2180 Sand Hill Road, Suite 300
           Menlo Park, CA  94025

ITEM 2(c)  CITIZENSHIP:

           USVP V, EP V, and 2180 V are Delaware Limited Partnerships, V Int'l is a Cayman Islands Limited Partnership, PMG V is a Delaware Limited Liability Company, and Federman, Friend, Green, Krausz, Lanza, Phillips, Root and Young are United States citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

                                                             Page 16 of 23 Pages

ITEM 2(e). CUSIP NUMBER:

           CUSIP # : 126946102


ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, December 31, 1999:

               (a)  Amount beneficially owned:

               See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:

               See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv) Shared power to dispose or to direct the disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V and PMG V, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable

ITEM 10.   CERTIFICATION:

           Not applicable

                                                             Page 18 of 23 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 31, 2000


U.S. Venture Partners V, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.
A Delaware Limited Liability Company    ----------------------------------------
                                        Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


Irwin Federman
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

Marc A. Friend
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Jason E. Green
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Steven M. Krausz
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Lucio Lanza
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Stuart G. Phillips
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Jonathan D. Root
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Philip M. Young
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

                                                             Page 20 of 23 Pages

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                           --------------
Exhibit A: Agreement of Joint Filing                                    21

Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            23

                                                             Page 21 of 23 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of CacheFlow, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated: January 31, 2000


U.S. Venture Partners V, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners , L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.
A Delaware Limited Liability Company    ----------------------------------------
                                        Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact

                                                             Page 22 of 23 Pages

Irwin Federman
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Marc A. Friend
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Jason E. Green
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Steven M. Krausz
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Lucio Lanza
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Stuart G. Phillips
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Jonathan D. Root
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact


Philip M. Young
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

                                                             Page 23 of 23 Pages

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

     Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.